                                  EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For:    Evans Bancorp, Inc.                             Contact: Susan J. Herold
        14-16 North Main Street                                  Vice President
        Angola, NY 14006

Phone: 716-549-1000                                     Fax:     716-549-0720

               EVANS BANCORP ANNOUNCES A 5 FOR 4 STOCK SPLIT AND
            DECISION TO APPLY FOR NASDAQ LISTING OF ITS COMMON STOCK

Angola, New York, May 17, 2001 - Evans Bancorp, Inc., the holding company for Evans National Bank, announced today that its Board of Directors, based upon the recommendation from its investment banker, had authorized a 5 for 4 stock split and the decision to file an application to list its Common Stock on the Nasdaq National Market. The Board also indicated its intent, based upon the continuation of favorable operating results, to pay a cash dividend of $.27 per share in October of 2001, which is the same as the $.27 per share paid in April of 2001. Based upon the 5 for 4 stock split, this will represent an approximately 25% increase in the cash dividends paid to shareholders.

The 5 for 4 stock split will be distributed on June 12, 2001 to shareholders of record at the close of business on May 25, 2001. As a result of the stock split, the total number of outstanding shares of the Company will increase from 1,759,601 to approximately 2,199,501. The Company will also file an application with the Nasdaq to list its Common Stock on the Nasdaq National Market. The Company anticipates that the Common Stock will begin to trade on the Nasdaq National Market by the end of June 2001 and a broader public market will develop for its Common Stock. The Company can give no estimate as to the Common Stock's trading price or volume following such listing. As previously announced, the Company will no longer assist in matching purchasers and sellers of its Common Stock.

Mr. Phillip Brothman, Chairman of Evans Bancorp, Inc. and Evans National Bank, stated: "We believe that listing the Common Stock on a national market will make it easier for investors to buy and sell shares of the Company. Also, we believe that having our stock traded on a national market with the prestige of Nasdaq will further enhance the visibility of our Company and help facilitate our Company's future growth."

Mr. Brothman also stated: "The stock split is another element of our plan to increase the liquidity of our Common Stock by distributing additional shares to our current shareholders."

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York with in excess of $224 million in assets and in excess of $186 million in deposits at December 31, 2000. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with seven offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.